EXHIBIT 10.19

HURON CONSULTING GROUP INC.

DIRECTORS’ COMPENSATION FOR 2008 AND 2009

SUMMARY SHEET

	2008	2009
Cash Compensation
Annual Board Retainer (1)	$50,000	$60,000

Annual Committee Chairmanship Retainer (1):
Audit Committee	$10,000	$10,000
Compensation Committee	$7,500	$7,500
Nominating and Corporate Governance Committee	$7,500	$7,500

Board Meeting Fee (per meeting)	$1,000	$1,000

Committee Meeting Fee (per meeting)	$1,000	$1,000

Equity Compensation
Grant of Restricted Common Stock Upon Appointment (2)	$400,000	$400,000

Annual Grant of Restricted Common Stock (3)	$160,000	$170,000

(1)	Annual retainers are paid in four equal installments and are prorated to reflect the portion of the year that the director serves on the board.

(2)	Upon appointment to the board, independent directors will be granted shares of restricted common stock with an aggregate fair value of $400,000, based on the closing stock price on the date immediately preceding the date of appointment. Such shares will vest over the following twelve quarters.

(3)	On the date of our 2008 annual meeting of stockholders, each independent director was granted shares of restricted common stock with an aggregate fair value of $160,000. On the date of our 2009 annual meeting of stockholders, each independent director will be granted shares of restricted common stock with an aggregate fair value of $170,000. The number of shares granted is based on the closing stock price on the date immediately preceding the date of the annual meeting and vest over the following twelve quarters.